EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-65958 on Form S-8 of Zimmer Holdings, Inc. of our report dated June 27, 2007 appearing in this Annual Report on Form 11-K of Zimmer Holdings, Inc. Savings and Investment Program for the year ended December 31, 2006.
/s/ Crowe Chizek and Company LLC
South Bend, Indiana
June 27, 2007